EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES TWO CONTRACT COMMITMENTS FOR THE RICHMOND AND A CONTRACT EXTENSION FOR THE VICKSBURG

Houston, Texas
20 January 2010

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (Houston-based International Drilling Contractor – NYSE ATW), announced today that the RICHMOND (the Company’s only drilling rig located in the U.S. Gulf of Mexico) has been awarded a one (1) well contract (at a dayrate of $35,500) by Contango Operations Inc. (“Contango”), the drilling, of which, will be managed by Applied Drilling Technology  Inc.   The drilling of this well (expected to take around sixty (60) days to complete) will commence immediately upon the rig completing its current commitment which is expected to extend to around mid-February 2010.  Following completion of the Contango well, the rig will immediately commence drilling one (1) well for Rooster Petroleum, LLC at a dayrate of $36,000.  This well is expected to take around forty (40) days to complete.

The VICKSBURG (owned and operated by our wholly-owned subsidiary, Atwood Oceanics Pacific Limited) continues to work offshore Thailand under a contract commitment with NuCoastal (Thailand) Limited (“NuCoastal”).   NuCoastal has exercised its option to add three (3) additional months to the contract commitment which will now extend to June 30, 2010.  The contract provides for a dayrate of $90,000 and includes one additional option for six months which must be exercised by April 1, 2010.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including; the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2009, filed with the Securities and Exchange Commission.

Contact:  Jim Holland
           281-749-7804